MLA No. RX1447B
SECOND AMENDMENT TO
MASTER LOAN AGREEMENT

THIS SECOND AMENDMENT TO MASTER LOAN AGREEMENT (this “Amendment”) is entered into as of November 13, 2019, between ARTESIAN WASTEWATER MANAGEMENT, INC., a corporation organized and existing under the laws of the State of Delaware (the “Company”), and CoBANK, ACB, a federally chartered instrumentality of the United States (“CoBank”).

BACKGROUND

The Company and CoBank are parties to a Master Loan Agreement dated as of August 8, 2018 and numbered RX1447, as amended by a First Amendment to Master Loan Agreement dated as of January 10, 2019 (the “MLA”). The parties now desire to amend the MLA.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

SECTION 1.          Definitions. Capitalized terms used in this Amendment and not defined herein shall have the meanings given to those terms in the MLA.

SECTION 2.          Amendment.  Section 6.22 of the MLA is hereby amended and restated to read as follows:

SECTION 6.22.  Debt Service Coverage Ratio.  Commencing with the fiscal year beginning on January 1, 2020 and ending on December 31, 2020, and for each fiscal year thereafter, the Company will have a Debt Service Coverage Ratio of not less than 1.25 to 1.00.

SECTION 3.          Representations and Warranties.  To induce CoBank to enter into this Amendment, the Company represents and warrants that: (A) no consent, permission, authorization, order or license of any governmental authority or of any party to any agreement to which the Company is a party or by which it or any of its property may be bound or affected, is necessary in connection with the execution, delivery, performance or enforcement of this Amendment; (B) the Company is in compliance with all of the terms of the Credit Documents, and no Event of Default or Default exists; and (C) this Amendment has been duly authorized, executed and delivered by the Company, and creates legal, valid, and binding obligations of the Company which are enforceable in accordance with their terms, except to the extent that enforceability may be limited by applicable bankruptcy, insolvency or similar laws affecting the rights of creditors generally.

SECTION 4. Confirmation. Except as modified herein, the MLA shall remain in full force and effect.

SECTION 5. Counterparts and Electronic Delivery. This Amendment may be executed in counterparts (and by different parties in different counterparts), each of which shall constitute an original, and all of which when taken together shall constitute a single agreement. In addition, this Amendment may be delivered by electronic means.

(Signature Page Follows)

IN WITNESS WHEREOF, the parties have caused this Amendment to be executed by their duly authorized officers as of the date shown above.

CoBANK, ACB	ARTESIAN WASTEWATER MANAGEMENT, INC.

By:	By:

Title:	Title:

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